EXHIBIT 99.1



         FIRST CAPITAL, INC. REPORTS 7% INCREASE IN QUARTERLY EARNINGS

Corydon, Indiana--(BUSINESS WIRE)--October 21, 2003. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $886,000 or $0.32 per diluted share for the quarter ended September 30, 2003. This represents an increase of 7% compared to $829,000 or $0.33 per diluted share for the quarter ended September 30, 2002.

The increase in net income was provided by increases in net interest income after provision for loan losses and noninterest income, partially offset by an increase in noninterest expenses.

Net interest income after provision for loan losses increased $573,000 for the quarter ended September 30, 2003 as compared to the quarter ended September 30, 2002. Interest income increased $738,000 while interest expense decreased $45,000 when comparing the same two periods. This was partially offset by an increase of $210,000 in the provision for loan losses during the quarter ended September 30, 2003 compared to the same period in 2002. The primary factor in the increase in the provision is due to an increase of $550,000 in the amount of nonaccrual loans during the quarter ended September 30, 2003. During the same period in 2002, nonaccrual loans increased by only $7,000.

Noninterest income increased $141,000 for the quarter ended September 30, 2003 as compared to the quarter ended September 30, 2002. Service charges on deposits accounted for a $116,000 increase and mortgage brokerage fees increased $38,000.

Noninterest expenses increased $629,000 during the quarter ended September 30, 2003 as compared to September 30, 2002. Compensation and benefits represented $331,000 of this increase. The bank has increased the staff by over 20% when comparing September 30, 2003 to September 2002 staffing levels due to the additional personnel in the three new locations; two acquired through the Hometown National Bank acquisition in March and the other being the new branch opened in Jeffersonville, Indiana in May. These new locations also contributed to a $145,000 increase in occupancy and equipment expenses. Other operating expenses increased $153,000 compared to the same period last year primarily due to increases in advertising, consulting fees and telephone and data line expenses.

For the nine months ended September 30, 2003, the Company earned $2.6 million or $0.96 per diluted share compared to $2.4 million or $0.96 for the same period in 2002.

Net interest income after provision for loan loss increased $1.4 million during the first nine months of 2003 compared to the same period in 2002. Interest income provided an increase of $1.7 million which was partially offset by an increase of $445,000 to the loss provision when comparing the two periods.

Noninterest income increased $426,000 primarily due to an increase of $306,000 in service charges on deposits. Noninterest expenses increased by $1.5 million when compared to the same period one year ago. Compensation and benefits increased $786,000 and occupancy and equipment costs increased $377,000. Again, the primary factors contributing to these increases were the additional offices and personnel as compared to one year ago. Other operating expenses increased $383,000 when comparing the two periods. Advertising expenses accounted for $145,000 of this increase as the Bank adopted a more aggressive print and television campaign in the newly expanded areas.

Total assets as of September 30, 2003 were $399.0 million compared to $308.6 million at December 31, 2002. At the time of the Hometown acquisition, Hometown National Bank had assets of $90.5 million, including gross loans receivable of $65.4 million, an allowance for loan losses of $1.1 million, nonaccrual loans of $518,000, foreclosed real estate of $80,000 and short-term investments totaling $18.2 million. Hometown deposits at the acquisition date totaled $84.7 million.


First Harrison Bank currently has twelve offices in the Indiana communities of Corydon, Crandall, Georgetown, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury and Jeffersonville. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a subsidiary of the
---------------------
Bank, offers a full array of property, casualty and life insurance products, as well as non FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This report may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts, rather statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.


                                 FIRST CAPITAL, INC. AND SUBSIDIARY
                           Consolidated Financial Highlights (Unaudited)

                                                                NINE MONTHS ENDED                   THREE MONTHS ENDED
                                                                  SEPTEMBER 30,                        SEPTEMBER 30,
OPERATING DATA                                                2003              2002                2003           2002
                                                              ----              ----                ----           ----
  (Dollars in thousands, except per share data)

Total interest income                                    $    15,852         $   14,165           $   5,506      $   4,768
Total interest expense                                         6,502              6,686               2,189          2,234
                                                        -----------------  ----------------     --------------- -------------
Net interest income                                            9,350              7,479               3,317          2,534
Provision for loan losses                                        600                155                 275             65
                                                        -----------------  ----------------     --------------- -------------
Net interest income after provision for loan losses            8,750              7,324               3,042          2,469


Total non-interest income                                      1,689              1,263                 585            444
Total non-interest expense                                     6,441              4,895               2,257          1,628
                                                        -----------------  ----------------     --------------- -------------
Income before income taxes                                     3,998              3,692               1,370          1,285
Income tax expense                                             1,391              1,296                 484            456
                                                        -----------------  ----------------     --------------- -------------
Net income                                               $     2,607         $    2,396           $     886      $     829
                                                        =================  ================     =============== =============

Net income per common share, basic                       $      0.97         $     0.97           $    0.32      $    0.33
                                                        =================  ================     =============== =============

Net income per common share, diluted                     $      0.96         $     0.96           $    0.32      $    0.33
                                                        =================  ================     =============== =============

                                                           SEPTEMBER 30,      DECEMBER 31,
BALANCE SHEET INFORMATION                                     2003               2002
                                                              ----               ----

Cash and due from banks                                  $    7,092          $    6,610
Interest bearing deposits with banks                          6,620               6,044
Investment securities                                        66,876              66,454
Gross loans                                                 297,072             217,214
Allowance for loan losses                                     2,548               1,218
Earning assets                                              371,077             291,210
Total assets                                                399,012             308,553
Deposits                                                    299,646             216,202
FHLB debt                                                    53,341              53,320
Stockholders' equity                                         43,410              36,330
Non-performing assets:
   Nonaccrual loans                                           2,039                 607
   Foreclosed real estate                                       260                 102


Contact:
      First Capital, Inc., Corydon
      M. Chris Frederick, 812/738-2198, ext. 234